PRESS RELEASE
FOR RELEASE MARCH 1, 2013 AT 5:00 p.m.

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR
            THE QUARTER AND YEAR ENDED DECEMBER 31, 2012

    Baltimore:   Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it realized net income of $115,200 for the year ended December 31, 2012, as compared to $23,900 for the year ended December 31, 2011. The increase in net income between the periods was primarily due to an increase in net interest income of $640,500 during the year ended December 31, 2012, from $3.6 million for the year ended December 31, 2011 to $4.2 million for the year ended December 31, 2012.  Also contributing was an increase in noninterest income of $48,600, from $365,400 for the year ended December 31, 2011 to $414,000 for the year ended December 31, 2012.  These were greatly offset by increases in provision for loan losses of $336,700 and noninterest expense of $252,400 and a reduction of income tax benefit of $9,000.  We had a provision for loan losses of $402,200 for the year ended December 31, 2012 as compared to $65,600 for the year ended December 31, 2011.

    Nonaccrual loans amounted to $4.9 million at December 31, 2012 and $3.8 million at December 31, 2011.  Net loan charge-offs amounted to $257,200 during the year ended December 31, 2012, compared to $115,600 during the year ended December 31, 2011. As of December 31, 2012, nonaccrual loans included six troubled debt restructured loans totaling $3.3 million, two home equity lines of credit totaling $92,100 and twenty-one one- to four-family residential loans totaling $1.5 million. As of December 31, 2011, nonaccrual loans included a $1.6 million speculative construction loan on a residential property where the builder had declared bankruptcy, a $194,000 lot loan to the same builder, four troubled debt restructured loans totaling $1.3 million, two home equity lines of credit totaling $93,000, and nine one- to- four family residential loans for $687,000.

    We had net income of $51,900 for the three months ended December 31, 2012, as compared to $88,100 for the three months ended December 31, 2011.  The decrease in net income between the periods was primarily due to an increase in non-interest expense of $123,100 for the three months ended December 31, 2012 compared to the same period ended December 31, 2011. The increase in non-interest expense is primarily due to an increase in general and administrative expenses of $59,800, accounting and audit expense of $30,700 and data processing expense of $12,300. Net interest income increased for the three months ended December 31, 2012 by $42,700 compared to the same period ended December 31, 2011. Our provision for loan losses for the three month period ended December 31, 2012 was $22,100, compared to a net recovery of $1,400 for the same period ended December 31, 2011.

    At December 31, 2012, our assets totaled $169.7 million, a decrease of $5.6 million, or 3.2%, from total assets of $175.3 million at December 31, 2011.  The decrease in assets for the year ended December 31, 2012 was due mainly to a decrease in investment securities available-for-sale.  This decrease was partially offset by an increase in cash and cash equivalents of $3.3 million, an increase in net loans of $2.3 million and an increase in other real estate owned of $1.7 million.  At December 31, 2012, we had $18.6 million of securities available-for-sale compared to $31.4 million at December 31, 2011, a decrease of $12.8 million, or 40.9%.  At December 31, 2012, we had $7.6 million of securities held-to-maturity compared to $7.8 million at December 31, 2011, a decrease of $191,400, or 2.4%.  We had $114.2 million in loans receivable as of December 31, 2012, compared to $111.9 million as of December 31, 2011, an increase of $2.3 million, or 2.1%.

    The Company’s consolidated stockholders’ equity, all of which is tangible, was $29.3 million at December 31, 2012 compared to $30.1 million at December 31, 2011. The decrease was primarily due to the Company’s repurchase of 98,400 shares of its stock during the twelve months ended December 31, 2012. The Bank remains well capitalized with a Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio of 14.02%, 24.70% and 25.95%, respectively, as compared to 13.50%, 25.21% and 26.46%, respectively for the same measures as of December 31, 2011.

    Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

    This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

Fraternity Community Bancorp, Inc.

Balance Sheets

	December 31, 2012	December 31, 2011
ASSETS	(in thousands)	(in thousands)

Cash and due from banks	$332	$1,034
Interest-bearing deposits in other banks	17,846	13,889
Investment securities	26,221	39,257
Loans, net	114,248	111,925
Other real estate owned	1,660	0
Other assets	9,396	9,226
Total Assets	$169,703	$175,331

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	118,981	$121,200
Advances from the Federal Home Loan Bank	20,000	22,500
Advances by borrowers for taxes and insurance	706	831
Other Liabilities	733	683
Total liabilities	140,420	145,214
Stockholders' Equity	29,283	30,117
Total Liabilities & Stockholders' Equity	$169,703	$175,331

	STATEMENT OF OPERATIONS

	For the Three Months	For the Three Months	For the Year	For the Year
	Ended Dec 31, 2012	Ended Dec 31, 2011	Ended Dec 31, 2012	Ended Dec 31, 2011
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Interest Income

Loans	$1,420	$1,466	$5,706	$5,837
Investment Securities	176	278	922	1,023
Other	11	12	46	46
Total Interest Income	1,607	1,756	6,674	6,906

Interest Expense
Deposits	420	518	1,768	2,384
Borrowings	152	245	659	914
Total Interest Expense	572	763	2,427	3,298

Net Interest Income	1,035	993	4,247	3,608

Provision for Loan Losses	22	(1)	402	66

Net Interest Income
after Provision for Loan Losses	1,013	994	3,845	3,542

Noninterest Income	85	75	414	365
Noninterest Expense	1,088	966	4,242	3,990

Net Earnings Before Income Taxes	10	103	17	(83)

Income Tax Expense (Benefit)	(42)	15	(98)	(107)

Net Earnings	$52	$88	$115	$24